Exhibit 99.23(D)(5)

                        INVESTMENT SUB-ADVISORY AGREEMENT
                         NATIONS MASTER INVESTMENT TRUST

         THIS AGREEMENT is made as of August 1, 2000, by and between BANC OF AMERICA ADVISORS, INC., a North Carolina corporation (the "Adviser"), GARTMORE GLOBAL PARTNERS, a Delaware general partnership (the "Sub-Adviser"), and NATIONS MASTER INVESTMENT TRUST, a Delaware business trust (the "Trust"), on behalf of those series of the Trust now or hereafter identified on Schedule I (each a "Master Portfolio" and collectively, the "Master Portfolios").

         WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

         WHEREAS, the Sub-Adviser is also registered with the Commission as an investment adviser under the Advisers Act and is regulated by the Investment Management Regulatory Organization Limited ("IMRO") of the United Kingdom in the conduct of its investment business and is a member of IMRO;

         WHEREAS, the Adviser and the Trust have entered into an investment advisory agreement (the "Investment Advisory Agreement"), pursuant to which the Adviser manages the investment operations of each Master Portfolio and may delegate certain duties of the Adviser to one or more investment sub-adviser(s); and

         WHEREAS, the Adviser, with the approval of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" (defined herein) of any party to this Agreement, desires to delegate to the Sub-Adviser the duty to manage the portfolio investments of the Master Portfolios;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

        1. Appointment of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser and the Sub-Adviser hereby agrees to manage the portfolio investments of each Master Portfolio subject to the terms of this Agreement and subject to the supervision of the Adviser and the Board.

        2. Services of Sub-Adviser. The Sub-Adviser shall perform all services necessary for the management of the portfolio investments of each Master Portfolio, or for such portion of the assets of the Master Portfolios as the Adviser may determine from time to time, including but not limited to:

                   (a) Managing the investment and reinvestment of all assets, now or hereafter acquired by each Master Portfolio, including determining what securities and other investments are to be purchased or sold for each Master Portfolio and executing transactions accordingly;

                   (b) Transmitting trades to each Master Portfolio's custodian for settlement in accordance with each Master Portfolio's procedures and as may be directed by the Trust;

                   (c) Assisting in the preparation of all shareholder communications, including shareholder reports, and participating in shareholder relations, as reasonably requested by the Adviser or the Trust;

                   (d) Making recommendations, or making determinations under authority delegated by the Adviser or the Trust, as to the manner in which voting rights, rights to consent to Master Portfolio action and any other rights pertaining to each Master Portfolio's portfolio securities shall be exercised;

                   (e) Making recommendations to the Adviser and the Board with respect to Master Portfolio investment policies and procedures, and carrying out such investment policies and procedures as are approved by the Board or by the Adviser under authority delegated by the Board to the Adviser;

                   (f) Supplying reports, evaluations, analyses, statistical data and information to the Adviser, the Board or to the Master Portfolios' officers and other service providers as the Adviser or the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Trust as an open-end investment company or as necessary to comply with Section 3(a) of this Agreement;

                   (g) Maintaining all books and records as are required to comply with Section 3(a) of this Agreement with respect to the investment decisions and securities transactions for each Master Portfolio;

                   (h) Furnishing any and all other services, upon reasonable request and subject to review by the Board, that the Adviser from time to time determines to be necessary or useful to perform its obligations under the Investment Advisory Agreement or as the Board may reasonably request from time to time.

        3. Responsibilities of Sub-Adviser. In carrying out its obligations under this Agreement, the Sub-Adviser agrees that it will:

                   (a) Comply with all applicable law, including but not limited to the 1940 Act and the Advisers Act, the rules and regulations of the Commission thereunder, the conditions of any order affecting the Trust or a Master Portfolio issued thereunder of which it receives written notice from the Adviser or the Trust, and the Conduct of Business Rules of IMRO ("IMRO Rules") to the extent that the IMRO Rules are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act, other United States federal or state law, or the terms of this Agreement;

                   (b) Use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

                   (c) Not make loans to any person for the purpose of purchasing or carrying Master Portfolio shares;

                   (d) Place, or arrange for the placement of, all orders pursuant to its investment determinations for the Master Portfolios either directly with the issuer or with any broker or dealer (including any affiliated broker or dealer). In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Master Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider whether such broker or dealer furnishes research and other information or services to the Sub-Adviser; and

                   (e) Adhere to the investment objective, strategies and policies and procedures of the Trust adopted on behalf of each Master Portfolio.

        4. Confidentiality of Information. Each party agrees that it will treat confidentially all information provided by another party regarding such other party's business and operations, including without limitation the investment activities or holdings of a Master Portfolio. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

        5. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Adviser to be suitable for two or more accounts managed by the Sub-Adviser, the available securities or investments may be allocated in a manner believed by the Sub-Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Master Portfolio or the size of the position obtainable for or disposed of by a Master Portfolio.

        6. Delivery of Documents. The Trust will provide the Sub-Adviser with copies, properly certified or authenticated, of each of the following:

                   (a) the Trust's Certificate of Trust, as filed with the Secretary of State of Delaware, and Declaration of Trust (such Declaration of Trust, as presently in effect and as from time to time amended, is herein called the "Declaration of Trust");

                   (b)     the Trust's Bylaws, if any;

                   (c) the most recent prospectus(es) and statement(s) of additional information relating to each Master Portfolio (such prospectus(es) together with the related statement(s) of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus"); and

                   (d) any and all applicable policies and procedures approved by the Board.

        The Trust will promptly furnish the Sub-Adviser with copies of any and all amendments of or additions or supplements to the foregoing.

        7. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for each Master Portfolio under this Agreement are the property of the Trust and further agrees to surrender promptly to the Trust or the Adviser any of such records upon request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. However, nothing in this clause shall be interpreted to provide the Adviser, the Trust, or the Master Portfolios with any property right in any software owned or developed by the Sub-Adviser to maintain such records. Upon surrendering such records, the Sub-Adviser may retain copies of any such records necessary to meet regulatory or legal requirements.

        8. Expenses of the Master Portfolios. Except to the extent expressly assumed by the Sub-Adviser and except to any extent required by law to be paid or reimbursed by the Sub-Adviser, the Sub-Adviser shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Master Portfolios. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges, taxes, legal, auditing, printing, or governmental fees, other Master Portfolio service providers' fees and expenses, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to Board and shareholder meetings, and the cost of preparing and distributing reports and notices to shareholders. The Sub-Adviser shall pay all other expenses incurred by it in connection with its services under this Agreement.

        9. Compensation. Except as otherwise provided herein, for the services provided to each Master Portfolio and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee determined in accordance with Schedule I attached hereto. It is understood that the Adviser shall be solely responsible for compensating the Sub-Adviser for performing any of the duties delegated to the Sub-Adviser and the Sub-Adviser agrees that it shall have no claim against the Trust or any Master Portfolio with respect to compensation under this Agreement.

        10. Liability of Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the performance of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser or any of its officers, directors, employees or agents, in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors, employees or agents of any of their obligations and duties under this Agreement, or from any violations of securities laws, rules, regulations, statutes and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors, employees or agents.

        11. Indemnification. The Sub-Adviser shall indemnify and hold harmless the Master Portfolios and the Adviser from and against any and all direct or indirect claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser or any of its officers, directors, employees or agents, in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors, employees or agents of any of their obligations and duties under this Agreement, or resulting from any violations of securities laws, rules, regulations, statutes and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors, employees or agents; provided, however, that the Sub-Adviser shall not be required to indemnify or otherwise hold the Master Portfolios or the Adviser harmless under this Section 11 where the claim against, or the loss, liability or damage experienced by the Master Portfolios or the Adviser, is caused by or is otherwise directly related to the Master Portfolios' or the Adviser's own willful misfeasance, bad faith or negligence, or to the reckless disregard by the Master Portfolios or the Adviser of their duties under this Agreement.

        12. Term and Approval. This Agreement will become effective as of the date set forth herein above, and shall continue in effect until the second anniversary of its effective date. This Agreement will become effective with respect to each additional Master Portfolio as of the date set forth on Schedule I when each such Master Portfolio is added thereto. The Agreement shall continue in effect for a Master Portfolio after the second anniversary of the effective date for successive annual periods ending on each anniversary of such date, provided that the continuation of the Agreement is specifically approved for the Master Portfolio at least annually:

                  (a)(i) by the Board or (ii) by the vote of "a majority of the outstanding voting securities" of the Master Portfolio (as defined in Section 2(a)(42) of the 1940
                           Act); and

                  (b) by the affirmative vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

        13. Termination. This Agreement may be terminated without payment of any penalty at any time by:

                   (a) the Trust with respect to a Master Portfolio, by vote of the Board or by vote of a majority of a Master Portfolio's outstanding voting securities, upon sixty
                           (60) days' written notice to the other parties to this Agreement; or

                   (b) the Adviser or the Sub-Adviser with respect to a Master Portfolio, upon sixty (60) days' written notice to the other parties to this Agreement.

        Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, unless an order is issued by the Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event this Agreement shall remain in full force and effect subject to the terms of such order. For the purposes of this paragraph, the definitions contained in Section 2(a) of the 1940 Act and the applicable rules under the 1940 Act shall apply.

        14. Code of Ethics. The Sub-Adviser represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser or the Trust with a copy of such code, any amendments or supplements thereto and its policies and/or procedures implemented to ensure compliance therewith.

        15. Insurance. The Sub-Adviser shall maintain for the term of this Agreement and provide evidence thereof to the Trust or the Adviser a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to Adviser.

        16. Representations and Warranties. Each party to this Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. The Sub-Adviser further represents and warrants that it is duly registered as an investment adviser under the Advisers Act.

        17. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated except by an instrument in writing signed by all parties.

        18. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be c/o Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attention: Secretary, that of the Adviser shall be One Bank of America Plaza, 33rd Floor, 101 South Tryon Street, Charlotte, North Carolina 28255, Attention: President and that of the Sub-Adviser shall be Gartmore House, 8 Fenchurch Place, London EC3M 4PH, England, Attention: Chris Russell (Director), Stephen Watson (Chief Investment Officer), and Sarah Barrett (Relationship Manager). The Sub-Adviser agrees to promptly notify the Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to (i) the occurrence of any event which could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (ii) any material change in the Sub-Adviser's business activities;
(iii) any event that would constitute a change in control of the Sub-Adviser;
(iv) any change in the portfolio manager or portfolio management team of a Master Portfolio; (v) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to any Master Portfolio; and (vi) any material violation of the Sub-Adviser's code of ethics.

        19. Release. The names "Nations Master Investment Trust" and "Trustees of Nations Master Investment Trust" refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Master Portfolio of the Trust must look solely to the property belonging to such Master Portfolio for the enforcement of any claims against the Trust.

        20. Miscellaneous. This Agreement contains the entire understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        21. Governing Law. This Agreement shall be governed by, and construed in accordance with, Delaware law and the federal securities laws, including the 1940 Act and the Advisers Act.

        22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        23. Use of the Name "Nations Funds". The Sub-Adviser agrees that it will not use the name "Nations Funds", any derivative thereof, or the name of the Adviser, the Trust or any Master Portfolio except in accordance with such policies and procedures as may be mutually agreed to in writing.

        24. IMRO Rules. Addendum A attached hereto sets forth certain requirements under the IMRO Rules which are applicable to the Sub-Adviser, that are expressly incorporated herein and made a part hereof, but only to the extent that such requirements are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act, other United States federal or state law, or the policies and procedures of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                     NATIONS MASTER INVESTMENT TRUST
                                     on behalf of the Master Portfolios

                                     By: /s/ A. Max Walker
                                         --------------------------------
                                         A. Max Walker
                                         President and Chairman of
                                         the Board of Trustees

                                     BANC OF AMERICA ADVISORS, INC.

                                     By: /s/ Robert H. Gordon
                                         --------------------------------
                                         Robert H. Gordon
                                         President

                                     GARTMORE GLOBAL PARTNERS

                                     By: /s/ Chris Russell
                                         --------------------------------
                                         Chris Russell
                                         Director

                                   SCHEDULE I


         The Adviser shall pay the Sub-Adviser, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for each Master Portfolio, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Master Portfolio under the Sub-Adviser's management:

                                                                                 Rate of
                              Master Portfolio                                 Compensation                Effective Date
                              ----------------                                 ------------                --------------
   Nations International Equity Master Portfolio                  0.65% of the first $60,000,000 of the        8/1/00
                                                                  Master Portfolio's average daily net
                                                                  assets; plus, 0.55% of the next
                                                                  $130,000,000 of the Master
                                                                  Portfolio's average daily net assets;
                                                                  plus 0.45% of the next $200,000,000
                                                                  of the Master Portfolio's average
                                                                  daily net assets; plus 0.40% of the
                                                                  Master Portfolio's average daily net
                                                                  assets in excess of $390,000,000.


Approved:       April 26, 2000

                                   ADDENDUM A


1. To the extent that the Sub-Adviser receives any commissions or other forms of remuneration, directly or indirectly, in connection with Master Portfolio transactions, no portion of the Sub-Adviser's accrued investment advisory fee shall be abated thereby.

2. Subject to the supervision of the Adviser and the policies and ultimate control of the Company's Board of Trustees, the Sub-Adviser shall advise the Trust and the Adviser on the management of the Master Portfolios' investments in accordance with the terms of this Agreement and in accordance with the investment parameters (including, inter alia, percentage limitations, quality standards, investment selection criteria and types of permissible investments and investment techniques, such as borrowing, options and futures transactions, portfolio securities lending, etc.) established pursuant to the investment objectives, policies and restrictions specifically embodied in the Trust's Registration Statement on Form N-1A, and any amendments thereto, under the Securities Act of 1933 and the 1940 Act (the "Fund's Registration Statement").

3. The Sub-Adviser shall not have or maintain custody of any securities, cash or other assets of the Master Portfolios. Custody of the Funds' assets will be maintained by the custodian bank pursuant to an agreement approved by the Funds' Board of Trustees. It is expected that such custodian, or any successor thereto, will not be an "Associate" of the Sub-Adviser as that term is defined under IMRO Rules.

4. In the event the Master Portfolios or the Adviser has a significant complaint regarding the services provided by the Sub-Adviser under the Sub-Advisory Agreement by and among the Trust, the Adviser and the Sub-Adviser, a Master Portfolio officer should communicate such complaint to the Sub-Adviser, whereupon such complaint will be recorded on a standard form prepared by the Sub-Adviser for such purposes. The Sub-Adviser's complaints procedure requires that if a complaint has not been cleared within twenty-one (21) days, the Sub-Adviser must so advise IMRO and the Master Portfolio also must be advised that it has the right to issue its complaint directly to the Investment Ombudsman. A statement describing the Master Portfolios' right to compensation (if any) in the event that the Sub-Adviser is unable to meet its liabilities is available on request.

5. The Sub-Adviser will provide to the Funds' Board of Trustees written financial reports and analyses on the Master Portfolios' securities transactions and the operations of comparable investment companies on a quarterly basis or more frequently as requested by the Board of Trustees. Such reports and analyses shall include information as of the last day of an applicable reporting period.

6. The Master Portfolios may from time to time request or instruct the Sub-Adviser, directly or through the Adviser, to act or not to act regarding certain Master Portfolio-related investment and/or operational matters. Such request or instructions will be communicated orally or in writing to the Sub-Adviser, directly or through the Adviser and will be acknowledged in the same manner in which they are communicated. To the extent that a particular request or instruction is, or may be, refused (i.e., because it (a) is in contravention of (i) a law or regulation, (ii) an investment policy of the Master Portfolio, or (iii) a provision of this Agreement or (b) is not operationally feasible), such refusal shall be communicated by the Sub-Adviser, including through the Adviser, and the Master Portfolio and the Sub-Adviser, upon advice of counsel, shall discuss alternatives and determine an appropriate course of action which will be reported to the full Board at the next meeting of the Master Portfolio's Board of Trustees for its approval.

7. Notwithstanding that all required disclosure concerning the risks associated with the Master Portfolios permissible investments and investment techniques is included in the Funds' Registration Statement, which Statement is intended for review by the investors in the Funds and to be retained by them for future reference, with respect to the Master Portfolios' specified use of options and futures transactions, the following shall be specifically noted herein:

                  "Options and futures markets can be highly volatile and transactions of this type carry a high risk of loss. Moreover, a relatively small adverse market movement with respect to these types of transactions may result not only in loss of the original investment but also in unquantifiable further loss exceeding any margin deposited."

         Further, in managing the Master Portfolios' assets, the Sub-Adviser shall consider the risks associated with the Master Portfolio's permissible investments and investment techniques.

8. The Sub-Adviser or its representatives may from time to time recommend to the Master Portfolios or effect on behalf of the Master Portfolios with respect to Master Portfolio transactions in securities the subject of a recent new issue, the price of which transactions may have been influenced by bids made or transactions effected for the purpose of stabilizing the price of those securities. Such transactions would at all times be effected in accordance with the provisions of IMRO Rule 14 and, in particular, with the conditions of the IMRO Rule 14.02, including the requirement that the Sub-Adviser, with respect to any specific transaction, communicate to the Master Portfolio orally or in writing a statement in a form substantially similar to that which is set forth in IMRO Rule 14.02(c). In addition, with respect to these transactions, it is understood when executing this Agreement and thereafter when approving the continuance of this Agreement in accordance with its terms, that management of the Master Portfolio has carefully read the following paragraphs in order to enable Master Portfolio management to judge whether it wishes a Master Portfolio's assets to be invested at all in such securities or, if so, whether it wishes to authorize the Sub-Adviser generally to effect transactions in such securities on behalf of the Master Portfolio without further reference to Master Portfolio management or whether Master Portfolio management wishes to be consulted before any particular transaction is effected on behalf of the Master Portfolio.

         Stabilization is a process whereby the market price of a security is pegged or fixed during the period in which a new issue of securities is sold to the public. Stabilization may take place in the new issue or in other securities related to the new issue in such a way that the price of the other securities may affect the price of the new issue or vice versa.

         The reason stabilization is permitted is that when a new issue is brought to market the sudden glut will sometimes force the price lower for a period of time before buyers are found for the securities on offer.

         As long as it obeys a strict set of rules, the "stabilizing manager," normally the issuing house chiefly responsible for bringing a new issue to market, is entitled to buy securities in the market that it has previously sold to investors or allotted to institutions who were included in the new issue but who have decided not to continue participating. The effect of this may be to keep the price at a higher level than would otherwise be the case during the period of stabilizing.

         The rules referred to above in the immediately preceding paragraph limit the period in which the stabilizing manager may stabilize, fix the price at which it may stabilize (in the case of shares and warrants but not bonds), and require the stabilizing manager to disclose that it may be (but not that it is) stabilizing. The fact that a new issue or a related security is being stabilized does not in itself mean that investors are not interested in the issue, but neither should the existence of transactions in an issue where the stabilizing may take place be relied upon as an indication that investors are interested in the new issue or interested in purchasing at the price at which transactions are taking place.

9. A report containing the Master Portfolios' financial statements (including the contents and valuation of the Master Portfolios) shall be submitted to shareholders and to the Securities and Exchange Commission at least semi-annually. Such reports shall include information as at the last day of any semi-annual period for which such reports relate. To the extent that any performance information is included in such report, it shall conform to the standards set forth in the Master Portfolios' Registration Statement.

10. Except as permitted by or pursuant to Section 17 of the 1940 Act and the Rules promulgated thereunder, the Sub-Adviser, or an "affiliate" thereof (as that term is defined in the 1940 Act), may not effect transactions: (i) with or for the Funds in which the Sub-Adviser or such affiliate has directly or indirectly a material interest or a relationship of any kind with another party which may involve a conflict with the Sub-Adviser's responsibilities to the Master Portfolios as a sub-investment adviser; or (ii) with or through the agency or another person with whom the Sub-Adviser or such affiliate maintains an arrangement as described in Rule 6.01 of Chapter IV of the IMRO Rules.

11. Upon termination of the Sub-Advisory Agreement by and among the Trust, the Adviser and the Sub-Adviser, unless otherwise directed by the Fund's Board of Trustees, all securities positions and other portfolio transactions then in progress shall be transferred to the successor investment adviser selected by the Board of Trustees. Termination shall be without prejudice to the completion of transactions already initiated.

12. The Sub-Adviser shall be entitled at its discretion to disclose any information known to it relating to the Master Portfolio's business or affairs to the Securities and Investment Board or to IMRO on the terms that the information so disclosed shall not without its consent be further disclosed otherwise than is permitted in respect of Restricted Information under the provisions of Part VIII of the Financial Services Act of 1986.

13. The Master Portfolios and the Adviser agree to waive their right to receive a contract note for each transaction and agree to waive the right to receive the information which would have been contained in the contract notes in the periodic valuation.

14. The initial value and composition of the assets managed by the Sub-Adviser under this Agreement shall be as agreed.

15. The Sub-Adviser may effect transactions under this Agreement with or through the agency of a person who provides services under any Soft Commission Agreement and such transactions will be effected in accordance with the IMRO Rule of Best Execution disregarding any benefit which might enure directly or indirectly to the Funds or the Adviser from the services or benefit provided under any such arrangement. It is the policy of the Sub-Adviser's group ("Gartmore") to conduct part of its business through brokers on an agency basis, rather than dealing direct as principal with market makers, because of the benefits of the services which they provide.

         Gartmore uses a number of full service brokers who provide research which benefits the whole range of Gartmore's clients by contributing to its investment decision making processes. These services are provided on a no commitment basis.

         Gartmore also uses agency brokers offering soft commission arrangements to obtain more specialized services which also benefits the full range of our clients by assisting in our investment decision making processes. Some such specialized services are also obtained for the benefit of one or more specific clients.

         Services from agency brokers through soft commission arrangements are obtained in exchange for a commitment from Gartmore to provide them with an agreed amount of business. Currently, Gartmore has a policy of committing no more than 25% of its total commission payments to soft commission arrangements. When Gartmore decides through whom to effect a securities transaction on our client's behalf and whether to transact the business on a soft commission basis, Gartmore takes no account of the benefits derived from the soft commission arrangement and will also provide best execution.

         Although some of the services obtained by soft commission arrangements are also available for cash, Gartmore prefers to obtain them through agency brokers because this practice results, we believe, in an efficient use of commission payments and it also helps to minimize the extent to which such costs need to be defrayed by other means, such as clients' fees.

         VAT is generally chargeable on the services received under a soft commission arrangement but part of the VAT is recoverable from Customs and Excise. In practice, the agency broker will pay the supplier of the services provided under the soft commission arrangement for the cost of those services. As the benefits provided by soft commission arrangements must consist only of disclosable softing services and must not include cash received following the recovery of VAT, Gartmore will pay soft commission brokers a cash equivalent of the recoverable VAT. The broker will pay the supplier the full cost of the services (including VAT) and will charge our soft commission account with the net amount. Gartmore will recover part of the VAT from Customs and Excise.

         This soft commission policy applies on a combined basis to the Gartmore group as a whole.

         Gartmore has entered into soft commission agreements with the following:

         Salomon Smith Barney
         Robert Fleming & Co Ltd
         ABN Amro Equities (UK) Ltd
         Credit Suisse First Boston
         Deutsche Bank AG
         Warburg Dillon Read
         William O'Neill & Co
         Merrill Lynch International
         Dresdner Kleinwort Benson Securities Ltd
         Instinet UK Ltd
         HSBC Investment Bank PLC